Exhibit 99.1
7000 Shoreline Ct., Suite 370
South San Francisco, CA 94080
(650) 588-6404
www.hanabiosciences.com
        Investor & Media Contacts:
Remy Bernarda
Director, Investor Relations
investor.relations@hanabiosciences.com
ph. (650) 228-2769
fax (650) 588-2787

HANA BIOSCIENCES ANNOUNCES SECOND QUARTER 2008 RESULTS

South San Francisco, CA (August 11, 2008) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced financial results for the second quarter ended June 30, 2008.

Net loss was $4.7 million, or $0.15 per share, for the three months ended June 30, 2008 compared to $9.1 million, or $0.31 per share, for the same period in 2007. Net loss was $10.9 million, or $0.34 per share, for the six months ended June 30, 2008 compared to $17.3 million, or $0.59 per share, for the same period in 2007. Cash used in operations was $4.7 million for the quarter ended June 30, 2008.

“The first half of the year was highly productive for Hana as we advanced our product candidates into and through development. We also continue to efficiently manage our resources as we look to achieve additional clinical milestones over the second half of 2008,” said John Iparraguirre, Vice President and Chief Financial Officer.

Key Achievements for the Quarter Ended June 30, 2008

✓	Initiated the Phase 1 Clinical Trial of Topical Menadione for Treatment and/or Prevention of EGFR Inhibitor-Associated Skin Rash
✓	Appointed Anne E. Hagey, M.D., Vice President and Chief Medical Officer
✓	Met the Clinical Response Criteria to Advance to Full Enrollment in the Phase 2 Clinical Trial of Marqibo for Metastatic Uveal Melanoma
✓	Received U.S. Orphan Drug Designation for Marqibo for the Treatment of Metastatic Uveal Melanoma

Hana Biosciences’ management will host a conference call discussion today at 5:00pm EDT, 2:00pm PDT. Those interested in hearing management’s discussion may join the call by dialing (877) 407-8031 in the U.S./Canada. International participants may access the call by dialing (201) 689-8031. A replay of this call will be available for one month by dialing (877) 660-6853 U.S./Canada and (201) 612-7415 for International participants. When prompted, enter Account Number #286 and Conference ID #292322. Participants may also access a webcast of the conference call at Hana's website at www.hanabiosciences.com.

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About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to strengthen the foundation of cancer care. The company is committed to creating value by building a best-in-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include without limitation, statements regarding, the timing progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

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HANA BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,197,341	$20,795,398
Available-for-sale securities	92,000	96,000
Prepaid expenses and other current assets	147,460	489,293
Total current assets	9,436,801	21,380,691

Property and equipment, net	497,005	432,529
Restricted cash	125,000	125,000
Debt issuance costs	1,404,812	1,423,380
Total assets	$11,463,618	$23,361,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$103,683	$1,682,739
Accrued other expenses	312,405	496,239
Accrued personnel related expenses	541,208	763,050
Leased equipment: short-term	48,085	13,919
Accrued clinical development costs	2,141,433	1,156,011
Total current liabilities	3,146,814	4,111,958

Notes payable	2,134,703	2,025,624
Warrant liabilities	2,414,674	4,232,355
Leased equipment: long-term	73,186	33,861
Total long term liabilities	4,622,563	6,291,840
Total liabilities	7,769,377	10,403,798

Stockholders' equity:
Common stock; $0.001 par value:
100,000,000 shares authorized, 32,315,816 and 32,169,553 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	32,316	32,170
Additional paid-in capital	103,413,413	101,843,390
Accumulated other comprehensive loss	--	(104,000))
Accumulated deficit	(99,751,488)	(88,813,758))
Total stockholders' equity	3,694,241	12,957,802
Total liabilities and stockholders' equity	$11,463,618	$23,361,600

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HANA BIOSCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating expenses:
General and administrative	$1,749,555	$2,725,362	$3,650,475	$6,072,347
Research and development	4,419,464	6,473,793	8,683,796	11,711,697
Total operating expenses	6,169,019	9,199,155	12,334,271	17,784,044

Loss from operations	(6,169,019)	(9,199,155)	(12,334,271)	(17,784,044)

Other income (expense):
Interest income	60,457	314,685	231,365	707,625
Interest expense	(252,477)	(1,293)	(501,641)	(2,667)
Other expense, net	(36,802)	(13,388)	(42,864)	(18,640)
Gain or loss on derivative	1,827,611	--	1,817,681	--
Realized loss on marketable securities	(108,000)	(176,000)	(108,000)	(176,000)
Total other income (expense)	1,490,789	124,004	1,396,541	510,318

Net loss	$(4,678,230)	$(9,075,151)	$(10,937,730)	$(17,273,726)

Net loss per share, basic and diluted	$(0.15)	$(0.31)	$(0.34)	$(0.59)

Weighted average shares used in computing net loss per share, basic and diluted	32,227,195	29,383,420	32,204,171	29,334,829
Comprehensive loss:
Net loss	$(4,678,230)	$(9,075,151)	$(10,937,730)	$(17,273,726)
Unrealized holdings gains (losses) arising during the period	(28,000)	(60,000)	(4,000)	(196,000)
Less: reclassification adjustment for losses included in net loss	108,000	176,000	108,000	176,000

Comprehensive loss	$(4,598,230)	$(8,959,151)	$(10,833,730)	$(17,293,726)